Exhibit (a)(32)

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            Amended and Restated Offer to Purchase Dated May 24, 2005
     Relating to the Offer to Purchase Dated September 10, 2004, as Amended
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                             LOLA BROWN TRUST NO. 1B

             Has Amended and Restated Its Offer to Purchase for Cash
               Up to 1,620,000 Outstanding Shares of Common Stock
                                       of
                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                       at
                              $19.89 Net Per Share

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 14, 2005, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS NOT  CONDITIONED  UPON THE  RECEIPT OF  FINANCING  OR UPON ANY
MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE OFFER -- SECTION 14."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE
MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

     Any stockholder desiring to tender all or any portion of the stockholder's shares should either:

     |X| Request the stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender such shares; or

     |X| Complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal, have the stockholder's signature guaranteed if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in "THE OFFER --
          Section 7," transmit an "agent's message" (as defined in "THE OFFER --
          Section 6"), and any other required documents to the depositary and either deliver the certificates for such shares to the depositary along with the letter of transmittal (or such facsimile) or deliver the shares pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 7."

     If a stockholder desires to tender shares and the share certificates are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the "expiration date" (as defined herein), then the tender may be effected by following the procedure for guaranteed delivery set forth in "THE OFFER -- Section 7."

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent, at the address and telephone number set forth on the back cover of this offering document. Additional copies of this offering document, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the information agent.

                    THE INFORMATION AGENT FOR THIS OFFER IS:

                               [GRAPHIC OMITTED]
                            MACKENZIE PARTNERS, INC.

May 24, 2005

                                TABLE OF CONTENTS

   SUMMARY TERM SHEET......................................................... 1
   INTRODUCTION............................................................... 7
   THE OFFER...................................................................8
        1. CERTAIN INFORMATION CONCERNING THE TRUST............................8
        2.OWNERSHIP OF AND TRANSACTIONS IN SHARES..............................9
        3. HISTORY AND PURPOSE OF THE OFFER; PLANS FOR NRL....................10
        4. SOURCE AND AMOUNT OF FUNDS ........................................12
        5. TERMS OF THE OFFER; PRORATION......................................12
        6. ACCEPTANCE FOR PAYMENT AND PAYMENT.................................14
        7. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES............15
        8. WITHDRAWAL RIGHTS..................................................17
        9. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.........18
        10. PRICE RANGE OF THE SHARES; DIVIDENDS .............................18
        11. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES..................19
        12. CERTAIN INFORMATION CONCERNING NRL................................19
        13. DIVIDENDS AND DISTRIBUTIONS ......................................20
        14. CONDITIONS TO THE OFFER ..........................................20
        15. CERTAIN LEGAL MATTERS.............................................22
        16. CERTAIN FEES AND EXPENSES.........................................24
        17. MISCELLANEOUS ....................................................24
   SCHEDULE I ................................................................25

                               SUMMARY TERM SHEET

     The following summary highlights selected information from this offering document. We urge you to read the remainder of this offering document and the letter of transmittal carefully, because the information in the summary is not complete and the remainder of this offering document and the letter of transmittal contain additional important information.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Who is offering to purchase my shares?

     Our name is the Lola Brown Trust No. 1B. We are an irrevocable grantor trust domiciled and administered in Alaska and our principal business is managing securities and other assets on behalf of our beneficiaries. See "THE OFFER -- Section 1" for more information regarding us. We currently own approximately 11% of the outstanding shares, purchased for an aggregate of approximately $8.8 million. We commenced our offer to purchase shares of NRL on September 10, 2004, together with the Ernest Horejsi Trust No. 1B. The Ernest Horejsi Trust No. 1B is no longer offering to purchase any shares from you.

How much are you offering to pay?

     We are offering to pay you $19.89 per share in cash, without interest, which was the last sale price of the shares reported by the New York Stock Exchange on September 9, 2004, the day before we commenced our offer.

Why are you making this offer?

     We are making our offer because we intend to acquire as much as 51% of the outstanding shares so that we may take the fund in a new direction. See "THE OFFER -- Section 3."

What is your plan for a new direction for NRL?

     To implement our plan to take the fund in a new direction, we intend to:

     |X| propose that NRL stockholders elect our nominees in place of the incumbent directors at each of NRL's annual meetings until all NRL directors were nominated by us (or by directors that we nominated);

     |X| consider proposing that NRL's incumbent investment adviser be terminated and replaced with Boulder Investment Advisors, LLC, which we partially own, and Stewart West Indies Trading Company, Ltd., doing business as Stewart Investment Advisors, as co-advisors. We would only make this proposal based on our assessment of whether these new advisers would perform better than the incumbent adviser, taking into account their records at the time. In the event that these new co-advisers are eventually appointed, it is likely that the new co-advisers would propose that Stewart R. Horejsi, an investment consultant to us, be appointed as NRL's portfolio manager;

     |X| propose that NRL's incumbent administrator be terminated and replaced with Fund Administrative Services, LLC, which we partially own;

     |X| propose that NRL change its name so that it does not include "Neuberger Berman;" and

     |X| propose that NRL change its investment policies and objectives, which may include, among other changes, proposals for NRL to expand its scope to include investments in real estate operating companies and investment trusts outside the United States, consistent with our philosophy that NRL's advisors should have the greatest possible flexibility to seek out and invest in what they believe to be the best values among any asset class anywhere in the world.

Some of these  changes are likely to  increase  NRL's  costs.  See "THE OFFER --
Section 3."

Do you have the financial resources to make payment?

     Yes. We intend to use cash on hand and margin borrowings under an account maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated to fund the acquisition of the shares we are offering to purchase in this offer. Margin borrowings under the account are based on the collateral maintained in the account. We will not be using any shares as collateral for our margin borrowings from Merrill Lynch. See "THE OFFER -- Section 4."

How many shares are you seeking to purchase in the offer?

     We are offering to purchase up to 1,620,000 outstanding shares.

What actions have you and NRL taken since the commencement of the offer?

     During the two-week period following the commencement of our offer in September, 2004, we exchanged a series of letters with NRL's board of directors and the special committee established by NRL's board to evaluate our offer. On September 20, 2004, we participated in a conference call with the special committee during which we made a presentation regarding the offer, urged the special committee to support the offer, and responded to questions from the special committee regarding the offer.

     On September 23, 2004, NRL announced that its board recommended that NRL's stockholders reject the offer and not tender their shares to us for purchase. NRL also announced that its board had taken a series of steps designed to eliminate the NRL stockholders' ability to tender in our offer, including:

     |X| issuing 139,535 shares to Neuberger Berman, LLC, a sub-adviser to NRL, at the then current net asset value per share for an aggregate of $3.0 million;

     |X| adopting resolutions, effective immediately after the issuance of shares to Neuberger Berman, LLC, pursuant to which NRL's board attempted to subject NRL to the Maryland Control Share Acquisition Act as well as the Maryland Business Combination Act;

     |X| authorizing NRL to commence an issuer tender offer for 943,704 shares at a price of $20.00 per share;

     |X| adopting a "poison pill" or Rights Agreement between NRL and the Bank of New York as Rights Agent, and authorizing a declaration of a dividend of rights under that agreement; and

     |X| authorizing the commencement of a lawsuit against us in the United States District Court for the District of Maryland seeking to enjoin us from consummating our offer on the basis that we allegedly made material false statements and omissions in our Offer to Purchase.

     We responded to the defensive measures taken by NRL's board by filing counter-claims against NRL with the district court on October 6, 2004, seeking, among other things, to invalidate the poison pill and the NRL board's attempt to apply Maryland's control share statute to us and our offer. NRL filed papers with the district court on October 11, 2004, arguing that NRL's defensive actions are permitted under applicable law and raising for the first time an argument that our ownership of more than 3% of NRL's outstanding voting stock violates the Investment Company Act of 1940.

     We have extended the offer a number of times in order to provide time for the courts to settle the outstanding issues and in light of NRL's series of poison pills, as described below. The offer is currently scheduled to expire at 5:00 p.m., New York City Time, on Wednesday, September 14, 2005.

     On October 22, 2004, the district court issued a Memorandum Opinion and Declaratory Judgment Order upholding the validity of NRL's poison pill, which we refer to as the "poison pill order." The court did not rule on the applicability of the Maryland control share act, but commented that "it would seem unfair to allow NRL to invoke [the control share act] against the Trusts under these circumstances." In addition, the court did not address whether our ownership of more than 3% of NRL's shares violated the Investment Company Act of 1940.

     Following the issuance of the poison pill order, we appealed the poison pill order to the United States Court of Appeals for the Fourth Circuit seeking to obtain a final judgment in our favor invalidating NRL's poison pill. On January 25, 2005, the appeals court dismissed our appeal with permission to refile our appeal once the district court has ruled on all matters involved in the litigation.

     Although the first poison pill adopted by NRL's board expired, as required by federal law, on January 21, 2005, on January 18, 2005 NRL's board adopted a second poison pill substantially identical to the first poison pill. NRL's second poison pill expired, as required by federal law, on May 18, 2005. On May 13, 2005, NRL's board adopted a third poison pill, substantially identical to the previous ones. This third poison pill will expire on September 11, 2005. In light of NRL's serial poison pills, we anticipate that we will need to obtain a final court ruling in our favor on the validity of NRL's serial poison pills before we could consummate our offer.

     NRL completed its self tender offer on October 29, 2004, purchasing 561,401 shares for $20.00 per share. We did not tender any shares for purchase in NRL's self tender offer.

What are the most important conditions to the offer?

     We are not obligated to buy any shares in our offer if various events occur, including:

     |X| any change or prospective change in the affairs of NRL that has had or may have a materially adverse effect on NRL or us;

     |X| the existence or threat of litigation that adversely affects our offer or our ability to acquire or exercise ownership rights with respect to the shares or that could have a materially adverse effect on NRL;

     |X| the existence or proposal of any law limiting our ability to consummate the offer or our ability to exercise ownership rights with respect to the shares or that could have a materially adverse effect on NRL;

     |X| a general suspension of trading on any national securities exchange in the United States;

     |X| any event that might adversely affect the extension of credit by banks or other financial institutions;

     |X| a material change in United States or other currency exchange rates or a suspension of or limitation on trading in currency exchange markets;

     |X| the commencement of, or a significant expansion in any currently ongoing, war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

     |X| any attack on, or outbreak or act of terrorism involving, the United States;

     |X| a material decrease in the market price for the shares or in the general level of market prices for equity securities in the United States;

     |X| any change in the general political, market, economic or financial conditions in the United States that could have a materially adverse effect on NRL; or

     |X|  any change in NRL's capitalization or stated distribution policy.

     Our offer is also subject to a number of other conditions. See "THE OFFER -- Section 14."

Will you accept shares tendered in the offer for payment if you are not successful in obtaining a court ruling against NRL?

     Each of the defensive measures taken by NRL's board on September 23, 2004, will prevent one or more of the conditions to our offer from being met. See "THE OFFER - Section 14." We will not rely on the announcement, commencement or consummation of NRL's self tender offer as grounds for avoiding or delaying our obligation to accept for payment and pay for tendered shares. However, we do not expect to accept for purchase the shares tendered in our offer if we are not successful in obtaining a final judgment against NRL invalidating the poison pill, finding that the Maryland control share statute does not apply to us and our offer, and finding that our ownership of more than 3% of NRL's outstanding voting stock does not violate the Investment Company Act of 1940.

Will I have to pay any fees or commissions?

     If you are the record owner of your shares and you tender your shares to us in our offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that entity tenders your shares on your behalf, that entity may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See "INTRODUCTION."

What happens if stockholders tender more than you are willing to buy?

     If stockholders tender more than the number of shares that we are willing to buy, we will purchase shares on a pro-rata basis. This means that we will purchase the same ratio of shares from each tendering stockholder. For example, if two shares are tendered for every share we purchase in the offer, we will purchase 50% of the number of shares that you tender. We will make adjustments to avoid purchases of fractional shares. For more information about the terms of our offer, see "THE OFFER -- Section 5."

 If you prorate, when will I know how many shares will actually be purchased?

     If proration of tendered shares is required, we do not expect to announce the final results of proration or pay for any shares until at least five New York Stock Exchange trading days after the expiration date. This is because we will not know the precise number of shares properly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release as soon as possible after the offer expires. Holders of shares may obtain these preliminary results from the information agent at its telephone number set forth on the back cover of this offering document.

How long do I have to decide whether to tender in the offer?

     You will have at least until 5:00 p.m., New York City time, on Wednesday, September 14, 2005, to tender your shares in our offer. If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure. The procedure is discussed in "THE OFFER -- Section 7."

Can the offer be extended and under what circumstances?

     We may elect to extend our offer from time to time if, at the then scheduled expiration date of our offer, any of the conditions to our offer are not satisfied. We will also extend our offer if the rules of the Securities and Exchange Commission require us to do so. See "THE OFFER -- Section 5."

How will I be notified if the offer is extended?

     If we extend our offer, we will make a public announcement of the extension. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was scheduled to expire. See "THE OFFER -- Section 5."

How do I accept the offer and tender my shares?

     To tender shares, you must deliver various documents to The Colbent Corporation, the depositary for our offer, prior to the expiration of our offer. If you are a record holder, these documents include the certificates representing your shares and a completed letter of transmittal. If your shares are held through a bank, broker, dealer, trust company or other nominee, the shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the depositary by the expiration of our offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three New York Stock Exchange trading days. The depositary must receive the missing items within that period for the tender to be valid. See "THE OFFER -- Section 7."

If I accept the offer, when will I be paid?

     If the conditions to the offer are satisfied and we consummate the offer and accept your shares for payment, you will receive payment for the shares you tendered as soon as practicable following the expiration of the offer. See "THE OFFER -- Section 6."

Can I withdraw my previously tendered shares?

     You may withdraw all or a portion of your tendered shares at any time prior to the time the shares are accepted for payment, after which they cannot be withdrawn. See "THE OFFER -- Section 8."

How do I withdraw previously tendered shares?

     To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct them to arrange for the withdrawal of your shares. See "THE OFFER -- Section 8."

If I decide not to tender, how will the offer affect me?

     If you decide not to tender your shares, you will still own the same amount of shares, and NRL will still be a public company listed on the New York Stock Exchange (barring the occurrence of some event not associated with our offer that causes the shares to become ineligible for continued listed on the New York Stock Exchange). However, the purchase of shares in the offer may reduce the number of holders of shares and will reduce the number of shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining shares the public holds. See "THE OFFER -- Section 11."

What is the market value of my shares as of a recent date?

     On May 20, 2005, the last sale price of the shares reported by the New York Stock Exchange was $20.10 per share. We advise you to obtain a recent price quotation for shares in deciding whether to tender your shares. See "THE OFFER -- Section 10."

Do I have appraisal or dissenter's rights?

     There are no appraisal or dissenter's rights available in connection with our offer.

What are the U.S. federal income tax consequences of tendering shares in the offer?

     Selling your shares in our offer will be a taxable transaction for U.S. federal income tax purposes, and payments for shares sold will be subject to applicable withholding of United States federal, state and local taxes. Generally, you will recognize gain or loss in an amount equal to the difference between the cash that you receive in our offer and your adjusted tax basis in the shares that you sell in our offer. That gain or loss will be a capital gain or loss if the shares are capital assets in your hands and if you meet certain additional requirements. Any capital gain or loss will be long-term capital gain or loss if you have held the shares for more than one year at the time our offer is completed. The tax consequences of the Offer to you may vary depending on your particular circumstances. For a summary of the federal income tax consequences of our offer, see "THE OFFER -- Section 9." We recommend that you consult with your tax advisor.

Who can I talk to if I have questions about the offer?

     You may call MacKenzie Partners, Inc., which is acting as the information agent for our offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free). See the back cover of this offering document.

QUESTIONS AND ANSWERS ABOUT THIS AMENDED AND RESTATED OFFERING DOCUMENT

Why are you amending and restating your offering document?

     We originally published our offer in an Offer to Purchase document dated September 10, 2004, and we have supplemented the Offer to Purchase four times since then with supplement documents dated October 1, 2004, October 14, 2004, October 26, 2004 and January 25, 2005. As a convenience to NRL stockholders, we have elected to restate the entire Offer to Purchase document in this Amended and Restated Offer to Purchase document, rather than publishing a fifth supplement document.

Does this amended and restated document supersede the prior offering document?

     Yes, this Amended and Restated Offer to Purchase document, together with the original letter of transmittal, now constitutes the complete terms of our offer to purchase shares of NRL.

How have you changed the terms of your offer?

     In addition to restating and integrating the contents of the Offer to Purchase document dated September 10, 2004 and the four previously published supplement documents, this Amended and Restated Offer to Purchase document includes certain amendments to our offer. Those amendments include the following:

     |X| The Ernest Horejsi Trust No. 1B is no longer offering to purchase any shares in this offer;

     |X| We have increased the number of shares that we are seeking to purchase by 5,000, from 1,615,000 to 1,620,000;

     |X| We are extending the expiration date for the offer to 5:00 p.m., New York City Time on Wednesday, September 14, 2005, unless further extended; and

     |X| We are providing you with updated and additional information regarding the offer.

     We have not changed the offer price, the procedures for tendering and withdrawing shares or any of the other terms of our offer other than the expiration date and the number of shares we are seeking to purchase.

Why did you extend the expiration date for the offer?

     In order to halt the offer, NRL's Board of Directors has adopted a series of stockholder rights plans, or poison pills, which are required by federal law to expire no later than 120 days after the issuance of rights under each plan. The first poison pill was adopted by NRL's Board of Directors in September of last year and expired on January 21, 2005 and the second poison pill was adopted on January 18, 2005, and expired on May 18, 2005. Our offer was scheduled to expire on May 24, 2005. NRL's board has now adopted a third poison pill, virtually identical to the previous ones. This third poison pill will expire on September 11, 2005. The validity of the third poison pill, and whether NRL's Board of Directors can continue to adopt poison pills indefinitely, are two of the issues in our litigation with NRL.

     Because we cannot close the offer while a poison pill continues to exist, we do not expect to close the offer unless we are successful in our litigation against NRL's poison pills as well as certain of the other steps NRL has taken to halt the offer. On October 22, 2004, the federal court in Maryland issued the poison pill order upholding the validity of NRL's first poison pill. We filed an appeal of the poison pill order to the United States Court of Appeals for the Fourth Circuit. The appeals court dismissed our appeal on January 25, 2005, with permission to refile our appeal once all matters in the litigation have been resolved at the trial court level. We have extended the expiration date for our offer to preserve our offer while we continue to seek a final judgment in our favor with respect to NRL's third poison pill and other matters involved in the litigation.

Why did you increase the number of shares you are seeking to purchase?

     We are increasing the number of shares we are seeking to acquire so that, assuming the offer is fully subscribed by NRL stockholders, the Trust will hold more than 50% of the outstanding shares following the successful closing of the offer.

To the Holders of Shares of Common Stock of Neuberger Berman Real Estate Income Fund Inc.:

                                  INTRODUCTION

     The following information restates and integrates and further amends and supplements the Offer to Purchase dated September 10, 2004 (the "Offer to Purchase"), as amended by the Supplement dated October 1, 2004 relating to the Offer to Purchase, the Supplement No. 2 dated October 14, 2004 relating to the Offer to Purchase, as amended, the Supplement No. 3 dated October 26, 2004 relating to the Offer to Purchase, as amended, and the Supplement No. 4 dated January 25, 2005 relating to the Offer to Purchase, as amended, of the Lola Brown Trust No. 1B, an irrevocable grantor trust domiciled and administered in Alaska (the "Trust," also referred to herein as "we," "our" or "us"), pursuant to which the Trust is offering to purchase up to 1,620,000 of the outstanding shares of common stock, par value $0.0001 per share (the "shares") of Neuberger Berman Real Estate Income Fund Inc., a Maryland corporation ("NRL"), not owned by the Trust, at a price of $19.89 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Amended and Restated Offer to Purchase and the related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer Price is equal to the last sale price of the shares reported by the New York Stock Exchange on September 9, 2004, the day before we commenced the Offer. The Ernest Horejsi Trust No. 1B, an irrevocable grantor trust domiciled and administered in Alaska (the "Ernest Trust"), which originally made the Offer together with the Trust, is no longer offering to purchase any shares pursuant to the Offer. In this Amended and Restated Offer to Purchase, references to sections are to sections hereof unless otherwise indicated.

     We currently own approximately 11% of the fund and are making this Offer because we intend to acquire 50% of the outstanding shares so that we may take the fund in a new direction. To implement our plan to take the fund in a new direction, we intend to:

     |X| propose that NRL stockholders elect our nominees in place of the incumbent directors at each of NRL's annual meetings until all NRL directors were nominated by us (or by directors that we nominated);

     |X| consider proposing that NRL's incumbent investment adviser be terminated and replaced with Boulder Investment Advisors, LLC and Stewart West Indies Trading Company, Ltd., doing business as Stewart Investment Advisors, as co-advisors. We would only make this proposal based on our assessment of whether these new advisers would perform better than the incumbent adviser, taking into account their records at the time. In the event that these new co-advisers are eventually appointed, it is likely that the new co-advisers would propose that Stewart R. Horejsi, an investment consultant to us, be appointed as NRL's portfolio manager;

     |X| propose that NRL's incumbent administrator be terminated and replaced with Fund Administrative Services, LLC, which we partially own;

     |X| propose that NRL change its name so that it does not include "Neuberger Berman;" and

     |X| propose that NRL change its investment policies and objectives, which may include, among other changes, proposals for NRL to expand its scope to include investments in real estate operating companies and investment trusts outside the United States, consistent with our philosophy that NRL's advisors should have the greatest possible flexibility to seek out and invest in what they believe to be the best values among any asset class anywhere in the world.

Some of these changes are likely to increase NRL's costs.

     Tendering stockholders whose shares are registered in their own name and who tender directly to The Colbent Corporation, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. Except as set forth in Instruction 6 of the letter of transmittal, stockholders will not have to pay transfer taxes on the sale of shares pursuant to the Offer. Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the letter of transmittal may be subject to a required backup Federal income tax withholding of 28% of the gross proceeds payable to the stockholder or other payee pursuant to the Offer. See "THE OFFER -- Section 9." We will pay all fees and expenses of The Colbent Corporation, which is acting as the depositary for the Offer, and MacKenzie Partners, Inc., which is acting as the information agent for the Offer, that are attributable to the Offer. See "THE OFFER -- Section 16."

     THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN "THE OFFER -- SECTION 14."

     NRL's board of directors has recommended that NRL's stockholders reject the Offer and not tender their shares to us for purchase. NRL's board of directors has also taken other defensive measures designed to defeat our Offer, including the commencement of litigation against us and our Offer. See "THE OFFER - -
Section 9." We do not expect to accept for purchase the shares tendered in our Offer if we are not successful in obtaining a final judgment against NRL invalidating NRL's serial poison pills, finding that the Maryland control share statute does not apply to us and our offer, and finding that our ownership of more than 3% of NRL's outstanding voting stock does not violate the Investment Company Act of 1940. See "THE OFFER - - Section 14."

     According to NRL's registration statement on Form 8-A12B filed with the Securities and Exchange Commission (the "SEC") on May 16, 2005, as of May 13, 2005 there were 4,157,116.626 shares outstanding.

     "THE OFFER -- Section 9" describes various United States federal income tax consequences of a sale of shares under the Offer.

     THIS AMENDED AND RESTATED OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

                                    THE OFFER

SECTION 1.  CERTAIN INFORMATION CONCERNING THE TRUST.

     The Trust is an irrevocable grantor trust organized many years ago by Lola Brown for the benefit of her issue. Although the Trust was established under the laws of and originally domiciled in Kansas, the Trust is now domiciled and administered in Alaska. The Trust's principal business is managing securities and other assets on behalf of its beneficiaries. The business address of the Trust is: c/o Badlands Trust Company, LLC, 3601 C Street, Suite 600, Anchorage, Alaska 99503, and the business telephone number of the Trust is (907) 561-5250. The trustees of the Trust are Badlands Trust Company, LLC ("Badlands"), Susan L. Ciciora and Larry L. Dunlap (the "Trustees").

     Stewart R. Horejsi is Lola Brown's grandson, and is a discretionary beneficiary of the Trust. Mr. Horejsi is (and has been for the past five years) a private investor and an employee of and the portfolio manager for two registered investment advisers, Boulder Investment Advisers, LLC ("BIA") and Stewart West Indies Trading Company, Ltd., doing business as Stewart Investment Advisers ("SIA"). Prior to 1997, Mr. Horejsi was a trustee of the Trust and acted in an advisory capacity with respect to the Trust's investments. In 1997, Mr. Horejsi resigned his trusteeship with respect to the Trust. Since then he has served as an investment adviser and financial consultant to the Trust with discretionary authority to manage the investment portfolio of the Trust in accordance with the Trust's investment objectives determined by the trustees. The Trust pays Mr. Horejsi an annual fee of $2,500 and quarterly fees equal to 0.6% of the assets in the Trust portfolio other than holdings in Berkshire Hathaway, Inc., Boulder Total Return Fund, Inc. ("BTF"), Boulder Growth & Income Fund, Inc. ("BIF") and First Financial Fund, Inc. For the twelve months ended March 31, 2005, the Trust paid Mr. Horejsi an aggregate of $46,585 for his services. Mr. Horejsi splits his time between the United States and Barbados. His business address in the United States is 1680 38th Street, Suite 800, Boulder, Colorado 80301.

     BIA and SIA are co-investment advisers to BTF and BIF, two closed-end investment companies. The principal business address of BIA, BTF and BIF is 1680 38th Street, Suite 800, Boulder, Colorado 80301. The principal business address for SIA is Bellerive, Queen Street, St. Peter, Barbados.

     Evergreen Atlantic, LLC and the Trust each hold 50% of the membership interests in BIA. The Stewart West Indies Trust is the sole shareholder of SIA. Mr. Horejsi is the manager of Evergreen Atlantic, LLC. The members of Evergreen Atlantic, LLC are the Evergreen Trust, the Susan L. Ciciora Trust, the John S. Horejsi Trust and the Stewart West Indies Trust, which hold 11%, 30%, 15% and 44% of the membership interests, respectively. The trustees of the Evergreen Trust are Stephen C. Miller, Larry L. Dunlap and Badlands. Badlands is the sole trustee for each of the Susan L. Ciciora Trust, the John S. Horejsi Trust and the Stewart West Indies Trust. Mr. Horejsi is not a beneficiary under the Evergreen Trust, Susan L. Ciciora Trust, the John S. Horejsi Trust or the Stewart West Indies Trust. The principal business address for Evergreen Atlantic, LLC is 1680 38th Street, Suite 800, Boulder, Colorado 80301. The principal business address for each of the Evergreen Trust, the Susan L. Ciciora Trust, the John S. Horejsi Trust and the Stewart West Indies Trust is c/o Badlands Trust Company, LLC, 3601 C Street, Suite 600, Anchorage, Alaska 99503.

     Badlands is a limited liability company organized under the laws of Alaska which is authorized to do business as a private trust company and which administers the Trust as well as other trusts associated with Mr. Horejsi's family. Badlands has served as a trustee of the Trust since December 9, 2004, when Badlands Trust Company, a South Dakota corporation and formerly a trustee of the Trust, was dissolved and Badlands was established in its place. The business address of Badlands is 3601 C Street, Suite 600, Anchorage, Alaska 99503. The sole member of Badlands is the Stewart R. Horejsi Trust No. 2A (the "Stewart Trust"), an irrevocable trust organized under the laws of Kansas by Mr. Horejsi for the benefit of his issue and their spouses, with the Kansas University Endowment Association as a contingent beneficiary. The Stewart Trust is currently domiciled and administered in Alaska and the business address of the Stewart Trust is 3601 C Street, Suite 600, Anchorage, Alaska 99503. The trustees of the Stewart Trust are Badlands and Laura Tatooles and Dr. Brian Sippy, who are both close friends of the Horejsi family. The name, business address, citizenship, present principal occupation and employment history of Ms. Tatooles, Dr. Sippy and each of the members of the board of managers and executive officers of Badlands are set forth in Schedule I of this Amended and Restated Offer to Purchase.

     Mr. Dunlap served as the President and owner of Salina Auto Parts, Inc., for more than forty years until July 2004, when he sold the business and retired. The address of Salina Auto Parts, Inc. is 223 N. Santa Fe, Salina, Kansas 67401. He continues to serve as a director of Badlands and as a trustee of or protector with respect to other Horejsi family trusts in addition to the Trust. Mr. Dunlap's address is P.O. Box 121, Salina, KS 67402.

     Ms. Ciciora is Mr. Horejsi's daughter and is a director of BTF and First Financial Fund, Inc. ("FF"), another closed end fund, as well as a trustee of several other Horejsi family trusts in addition to the Trust. Ms. Ciciora's address and the principal business address of FF is 1680 38th Street, Suite 800, Boulder, Colorado 80301.

     BTF and BIF are traded on the New York Stock Exchange under the symbols "BTF" and "BIF," respectively. Their primary focus is total return. The Trust, the Ernest Trust and several other Horejsi family trusts took control of BTF in 1999, and the Ernest Trust took control of BIF in 2002. FF is also traded on the New York Stock Exchange and its trading symbol is "FF." Its primary focus is financial stocks. The Trust, the Ernest Trust and several other Horejsi family trusts acted together to acquire control of FF in 2003.

     After successfully gaining control of the boards of BTF and BIF, the Horejsi family trusts holding interests in those funds (including the Trust, in the case of BTF) recommended, and the respective boards and a majority of the shareholders agreed, that BIA and SIA should replace the prior advisers of these funds and that the funds' investment objectives should be changed. In the case of FF, its newly elected board concluded that the incumbent adviser should be retained and the fund's investment objective left unchanged. In all three cases, the respective boards moved the administrative contract for each fund to Fund Administrative Services, LLC ("FAS"). Evergreen Atlantic, LLC and the Trust each hold 50% of the membership interests in FAS, and the principal business address of FAS is 1680 38th Street #800, Boulder, CO 80301. The manager of FAS is Stephen C. Miller.

SECTION 2.  OWNERSHIP OF AND TRANSACTIONS IN SHARES.

     Ownership of Shares. The Trust is the direct beneficial owner of 463,200 shares which, based on the number of outstanding shares reported in NRL's registration statement on Form 8-A12B filed with the SEC on May 16, 2005, is equal to 11.1% of the outstanding shares as of May 13, 2005. One of the issues involved in our litigation with NRL is the validity of the issuance by NRL of 139,535 shares to Neuberger Berman, LLC on September 22, 2004. We are seeking to have this issuance declared invalid. If a final judgment is issued declaring that these shares were not validly issued, then our ownership would be 11.5% of the outstanding shares.

     The Trustees, as the trustees of the Trust, may be deemed to control the Trust and may be deemed to possess indirect beneficial ownership of the shares held by the Trust. In addition, by virtue of their position as directors or executive officers of Badlands, the persons listed on Schedule I may be deemed to control Badlands and therefore indirectly to control the Trust. However, none of the Trustees, acting alone, can vote or exercise dispositive authority over shares held by the Trust. Accordingly, the Trustees and the directors and executive officers of Badlands disclaim beneficial ownership of the shares beneficially owned, directly or indirectly, by the Trust.

     The Ernest Trust, whose address is 3601 C Street, Suite 600, Anchorage, Alaska 99503, is the direct beneficial owner of 4,900 shares. The Trustees of the Trust are also the trustees of the Ernest Trust, and by virtue of their position as trustees of the Ernest Trust, they may be deemed to control the Ernest Trust and may be deemed to possess indirect beneficial ownership of the shares held by the Ernest Trust. In addition, by virtue of their positions, the directors and executive officers of Badlands may be deemed to control Badlands and therefore indirectly to control the Ernest Trust. However, none of the Trustees, acting alone, can vote or exercise dispositive authority over shares held by the Ernest Trust. Accordingly, the Trustees and the directors and executive officers of Badlands disclaim beneficial ownership of the shares beneficially owned, directly or indirectly, by the Ernest Trust. The Ernest Trust has informed the Trust that it is no longer offering to purchase any shares in the Offer, and that it expects to sell the shares that it owns following the publication of this Amended and Restated Offer to Purchase.

     As a result of his advisory role with the Trust and the Ernest Trust, Mr. Horejsi may be deemed to have indirect beneficial ownership over the shares directly beneficially owned by the Trust and the Ernest Trust. However, Mr. Horejsi disclaims beneficial ownership of these shares.

     Transactions in Shares. During the past sixty days, the Trust has not effected any transactions in the shares.

SECTION 3.  HISTORY AND PURPOSE OF THE OFFER; PLANS FOR NRL.

     The Trust initiated the Offer on September 10, 2004, together with the Ernest Trust. The Ernest Trust has determined that it will no longer seek to purchase any shares of NRL in the Offer. This decision was made for business reasons, including the Ernest Trust's desire to cease paying its share of the costs and expenses associated with the Offer. The decision by the Ernest Trust to no longer be part of the Offer has not changed our purpose for conducting the Offer. We continue to conduct the Offer for the purpose of acquiring a significant equity stake in NRL in order to gain control of NRL's board of directors and influence the policies and management of NRL. We currently intend to acquire 50% of the shares.

     If the Trust is successful in acquiring a significant ownership interest in NRL, we currently expect to:

     1) propose that NRL stockholders elect five of our nominees in place of the incumbent directors at NRL's 2006 annual meeting (the date of the meeting has not been set). We prefer directors that we know, trust and in whom we have confidence with regard to fund-related business decisions. As stated in our letter to stockholders included with this Offer, we also have very serious concerns about the incumbent directors' use of NRL's resources in litigation against us. Because NRL has a classified board of directors, incumbent directors would retain 2/3 of the seats on the NRL board even if our nominees are successfully elected. However, we anticipate nominating directors for election at each succeeding annual meeting until we have nominated all NRL directors (or the directors have been nominated by directors that we have nominated);

     2) consider proposing that NRL stockholders vote to terminate NRL's incumbent adviser and retain BIA and SIA as co-advisers for NRL. Mr. Horejsi, an investment consultant to us who is also the portfolio manager for BIA and SIA, would likely be proposed by BIA and SIA to be NRL's portfolio manager. Any retention of a new adviser would be subject to stockholder approval and approval of the independent directors of NRL. In other funds they advise, BIA and SIA are paid an aggregate fee of 1.25% of the funds' average monthly net assets. NRL's current advisor is paid a fee of 0.60% of NRL's average daily managed assets, but the advisor has contractually agreed to reduce its fee to 0.20% until the end of 2007 (with smaller reductions until the end of 2011), and, in response to our Offer, the advisor has also voluntarily agreed to waive all fees, although not for a definite period of time. As a result, if BIA and SIA are retained as NRL's investment advisors, fees paid by NRL are likely to increase, although any decision on fees would only be made by NRL's independent directors. We would only propose to terminate NRL's incumbent advisor and retain BIA and SIA as co-advisors after careful review of each advisor's record at the time and other relevant factors. In particular, we would only propose a change if we believed that BIA and SIA would perform better than the incumbent advisor, taking into account their records at the time.

     3) propose that NRL terminate its incumbent administrator and replace it with FAS. NRL's incumbent administrator is paid a fee of 0.25% of NRL's average daily managed assets, but, in response to our Offer, the administrator has voluntarily agreed to waive all fees, although not for a definite period of time. In other funds that it administers, FAS is paid a fee of 0.20% of the funds' average monthly net assets up to $250 million, 0.18% on assets above $250 million and below $400 million, and 0.15% on assets above $400 million. Although FAS' fees may be less than the fees the current administrator is contractually permitted to charge (disregarding the current voluntary waiver of fees in response to our Offer), overall fees would likely increase if a significant increase in advisory fees occurs, as described above.

     4) propose that NRL change its name so as not to include "Neuberger Berman." This change would be made if the fund's advisor is no longer associated with Neuberger Berman, LLC and its investment advisory fund complex.

     5) propose that NRL change its investment policies and objectives, which may include, among other changes, proposals for NRL to expand its scope to include investments in real estate operating companies and investment trusts outside the United States. We believe that NRL's advisors should have the greatest possible flexibility to seek out and invest in what they believe to be the best values among any asset class anywhere in the world. Any final decision to invest outside the United States would hinge on market conditions at the time.

     In the event that the Trust is successful in acquiring a significant ownership interest in NRL, we believe that the Offer provides stockholders who might oppose these changes with the option of selling their shares in the Offer and liquidating those holdings, rather than retaining their shares after these changes are made. If the Offer is consummated, those stockholders will be able to invest the proceeds in other real estate funds or use the proceeds for other purposes.

     In connection with the commencement of our Offer, Mr. Horejsi sent a letter to the NRL board of directors, which is attached as Exhibit (a)(31) to Amendment No. 7 to the Schedule TO we have filed with the SEC.

     Counsel for NRL and NRL's independent directors responded to our letter and Offer with a letter dated September 14, 2004 in which counsel stated that a special committee of NRL's independent directors had been created and was available to meet with Mr. Horejsi on September 20, 2004 to discuss the Offer. Counsel for NRL further requested that Mr. Horejsi provide extensive information regarding BIA and SIA. A copy of the letter from NRL's counsel is filed as Exhibit (a)(10) to Amendment No. 1 to the Schedule TO we have filed with the SEC.

     We responded to the letter from NRL's counsel with a letter dated September 16, 2004, in which we provided that portion of the information requested by NRL's counsel in the September 14, 2004 letter that we believed might be relevant. We did not provide all of the information NRL's counsel requested because the request was based on the assumption that NRL's incumbent directors needed to consider whether NRL might retain BIA and SIA as advisers to the fund. As discussed above, while we may eventually propose that NRL take that action, we have not yet made such a proposal and believe that it would not make sense for NRL's board of directors to spend extensive time and significant fund resources to consider a proposal that is only likely to be made to a different board. In our letter, we also requested certain information regarding NRL's incumbent adviser and indicated a willingness to meet by telephone with the special committee of NRL's board on September 20, 2004 to discuss the Offer. A copy of our September 16, 2004 letter is filed as Exhibit (a)(11) to Amendment No. 1 to the Schedule TO we have filed with the SEC. We never received a response to the request in our September 16, 2004 letter for certain information concerning NRL's advisers.

     On September 20, 2004, Mr. Horejsi and Stephen Miller on behalf of the Trust and the Ernest Trust and special counsel to the Trust and the Ernest Trust participated in a conference call with the special committee of NRL's board and their counsel. During the call, Mr. Horejsi made a presentation regarding the Offer, urged the special committee to support the Offer, and responded to questions from the special committee regarding the Offer.

     On September 23, 2004, NRL announced that its board recommended that NRL's stockholders reject the Offer and not tender their shares to us for purchase. NRL also announced that its board had taken a series of steps designed to eliminate the NRL stockholders' ability to tender in our Offer, including:

     |X| issuing 139,535 shares to Neuberger Berman, LLC, a sub-adviser to NRL, at the then current net asset value per share for an aggregate of $3.0 million;

     |X| adopting resolutions, effective immediately after the issuance of shares to Neuberger Berman, LLC, pursuant to which NRL's board attempted to subject NRL to the Maryland Control Share Acquisition Act as well as the Maryland Business Combination Act;

     |X| authorizing NRL to commence an issuer tender offer for 943,704 shares at a price of $20.00 per share;

     |X| adopting a "poison pill" or Rights Agreement between NRL and the Bank of New York as Rights Agent, and authorizing a declaration of a dividend of rights under that agreement; and

     |X| authorizing the commencement of a lawsuit against us seeking to enjoin us from consummating our Offer on the basis that we allegedly made material false statements and omissions in our Offer to Purchase.

     A copy of the complaint filed against us in the United States District Court for the District of Maryland is attached as Exhibit a(9) to Amendment No. 1 to the Schedule TO we have filed with the SEC.

     We responded to the defensive measures taken by NRL's board by filing counter-claims against NRL with the district court on October 6, 2004, seeking, among other things, to invalidate the poison pill and the NRL board's attempt to apply Maryland's control share statute to us and our Offer. A copy of the counter-claim filed by the Trusts and Badlands is attached as Exhibit (a)(16) to Amendment No. 2 to the Schedule TO we have filed with the SEC. NRL filed papers with the district court on October 11, 2004, arguing that NRL's defensive actions are permitted under applicable law and raising for the first time an argument that our ownership of more than 3% of NRL's outstanding voting stock violates the Investment Company Act of 1940.

     We have extended the Offer a number of times in order to provide time for the courts to settle the outstanding litigation issues and in light of NRL's series of poison pills, as described below. As indicated above, the Offer is currently scheduled to expire at 5:00 p.m., New York City Time, on Wednesday, September 14, 2005.

     On October 22, 2004, the district court issued a Memorandum Opinion and Declaratory Judgment Order upholding the validity of NRL's poison pill, which we refer to as the "poison pill order." The court did not rule on the applicability of the Maryland Control Share Acquisition Act, but commented that "it would seem unfair to allow NRL to invoke [the control share act] against the Trusts under these circumstances." In addition, the court did not address whether our ownership of more than 3% of NRL's shares violated the Investment Company Act of 1940. A copy of the poison pill order is attached as Exhibits a(25) and a(26) to Amendment No. 4 to the Schedule TO we have filed with the SEC.

     Following the issuance of the poison pill order, we filed an appeal of the poison pill order with the United States Court of Appeals for the Fourth Circuit seeking to obtain a final judgment in our favor invalidating NRL's poison pill. On January 25, 2005, the appeals court dismissed our appeal with permission to refile our appeal once the district court has ruled on all matters involved in the litigation.

     Although the first poison pill adopted by NRL's board expired, as required by federal law, on January 21, 2005, on January 18, 2005 NRL's board adopted a second poison pill substantially identical to the first poison pill. NRL's second poison pill expired, as required by federal law, on May 18, 2005. On May 13, 2005, NRL's board adopted a third poison pill, substantially identical to the previous ones. This third poison pill will expire on September 11, 2005. A copy of NRL's third poison pill is attached as Exhibit (a)(23) to Amendment No. 10 to NRL's Schedule 14D-9 filed by NRL with the SEC on May 16, 2005. In light of NRL's serial poison pills, we anticipate that we will need to obtain a final court ruling in our favor before we could consummate the Offer.

     Based on the information reported in Amendment No. 6 to NRL's Schedule TO filed by NRL with the SEC on November 4, 2004, NRL's self tender offer for up to 943,704 shares, including the associated common stock purchase rights, at $20.00 net per share, expired at 12:00 Midnight, New York City time, on Friday, October 29, 2004, and 561,401 shares were tendered for purchase, representing approximately 11.9% of the total outstanding shares at the time. We did not tender any shares for purchase in NRL's self tender offer.

SECTION 4.  SOURCE AND AMOUNT OF FUNDS.

     If we purchase 1,620,000 shares pursuant to the Offer at $19.89 per share, our aggregate cost will be $32,221,800, not including fees and expenses. The Offer is not conditioned on any financing arrangements.

     We will use cash on hand and margin borrowings under an account (the "Merrill Lynch Account") maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to fund our purchase of the shares pursuant to the Offer. Our borrowings from the Merrill Lynch Account are subject to the terms of a cash management account agreement between us and Merrill Lynch (the "Merrill Lynch Agreement").

     Our margin borrowings from the Merrill Lynch Account bear interest at the federal funds rate plus 40 basis points and are due on demand. The margin borrowings are based on the collateral in the Merrill Lynch Account maintained by us. We will not use any shares as collateral for the margin borrowings under the Merrill Lynch Account. As of April 30, 2005, the Trust had approximately $100,000 in borrowings outstanding under the Merrill Lynch Account. Under the terms of the Merrill Lynch Account, the Trust had total borrowing authority of $115 million, without including any shares as collateral. Accordingly, the Trust currently has, and we are highly confident that the Trust will continue to have, sufficient funds for the acquisition of the shares upon any expiration of the offer.

     The Merrill Lynch Agreement does not contain limitations on the ability to use borrowings from the Merrill Lynch Account in connection with the Offer. All borrowings from the Merrill Lynch Account will be in compliance with the margin requirements of Section 7 of the Exchange Act. We have no present plans or arrangements as to the source of refinancing or repayment of any borrowings made from the Merrill Lynch Account.

     A copy of the Merrill Lynch Agreement is filed as Exhibit (b)(1) to our Schedule TO filed with the SEC.

SECTION 5.  TERMS OF THE OFFER; PRORATION.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for up to 1,620,000 shares in the aggregate that are validly tendered on or prior to the expiration date (as hereinafter defined) and not withdrawn in accordance with the procedures set forth in "THE OFFER -- Section 8." The term "expiration date" means 5:00 p.m., New York City time, on Wednesday, September 14, 2005, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "expiration date" shall mean the latest time and date at which the Offer, as so extended by us, will expire. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or any U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     If more than 1,620,000 shares are validly tendered prior to the expiration date, and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 1,620,000 shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered by the expiration date and not withdrawn (the "proration period"). If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any shares until at least five New York Stock Exchange (the "NYSE") trading days after the expiration date and proration period. Preliminary results of proration will be announced by press release as promptly as practicable, and holders of shares may obtain the preliminary information from the information agent at its telephone number on the back cover of this Amended and Restated Offer to Purchase. All shares not accepted for payment due to an oversubscription will be returned to the stockholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, in each case, in accordance with the procedure described in "THE OFFER -- Section 6."

     Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated at any time and from time to time, and regardless of whether or not the conditions set forth in the "THE OFFER --
Section 14" shall have been satisfied, to:

     1) extend the Offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any shares, by giving oral or written notice of that extension to the depositary; and

     2) amend the Offer in any other respect by giving oral or written notice of that amendment to the depositary.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     There can be no assurance that we will exercise our right to extend the Offer.

     If by 5:00 p.m., New York City time, on Wednesday, September 14, 2005 (or any date or time then set as the expiration date), any or all of the conditions to the Offer has or have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 5), subject to the applicable rules and regulations of the SEC, to:

     1) terminate the Offer and not accept for payment or pay for any shares and return all tendered shares to tendering stockholders;

     2) waive all the unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the expiration date and not theretofore withdrawn;

     3) extend the Offer and, subject to the right of stockholders to withdraw shares until the expiration date, retain the shares that have been tendered during the period or periods for which the Offer is extended; or

     4)   amend the Offer.

     If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of shares) for shares or we are unable to pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "THE OFFER -- Section 8." However, our ability to delay the payment for shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder's offer.

     Any  extension,  waiver,  amendment  or  termination  will be  followed  as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release to Business Wire.

     If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum period of ten business days from the date of the change is required to allow for adequate dissemination to stockholders.

     If we decide, in our sole discretion, to increase or decrease the Offer Price or to change the percentage of shares we are seeking in the Offer, and if, at the time that notice of any such changes is first published, sent or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of shares we are seeking under the Offer by not more than two percent of the outstanding shares, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED
CONSIDERATION WILL BE PAID TO ALL STOCKHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

     If any tendered shares are not purchased pursuant to the Offer for any reason, or if share certificates are submitted representing more shares than are tendered, certificates representing unpurchased or untendered shares will be returned, without expense to the tendering stockholder (or, in the case of shares delivered pursuant to the book-entry transfer procedures set forth in "THE OFFER -- Section 7," such shares will be credited to an account maintained within the book-entry transfer facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

SECTION 6.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     On the terms of and subject to the conditions to the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment and will pay promptly after the expiration date for all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with "THE OFFER -- Section 8," up to a maximum of 1,620,000 shares. We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See "THE OFFER -- Section 5" and "THE OFFER --
Section 14." We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

     In all cases, we will pay for shares we have accepted for payment under the Offer only after timely receipt by the depositary of:

     1) certificates representing, or timely confirmation (a "book-entry confirmation") of the book-entry transfer of the shares into the depositary's account at The Depository Trust Company (the "book-entry transfer facility") pursuant to the procedures set forth in "THE OFFER -- Section 7;"

     2) the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an "agent's message" (as defined below) in connection with a book-entry transfer; and

     3)   any other documents required by the letter of transmittal.

     Accordingly,   tendering  stockholders  may  be  paid  at  different  times depending on when certificates for shares or book-entry confirmations respecting shares are actually received by the depositary.

     The term "agent's message" means a message, transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares which are the subject of such book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

     For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares. On the terms of and subject to the conditions to the Offer, we will pay for shares we have accepted for payment under the Offer by depositing the purchase price therefor with the depositary. The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose shares we have accepted for payment. Upon our deposit of funds with the depositary for the purpose of making payments to tendering stockholders, our obligation to make the payment shall be satisfied and tendering stockholders must thereafter look solely to the depositary for payment of amounts owed to them by reason of the acceptance for payment of shares pursuant to the Offer.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES. We will pay any stock transfer taxes incident to the transfer to us of validly tendered shares, except as otherwise provided in instruction 6 of the letter of transmittal, as well as any charges and expenses of the depositary and the information agent.

SECTION 7.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender. Except as set forth below, in order for shares to be validly tendered pursuant to the Offer, on or prior to the expiration date either the guaranteed delivery procedures set forth below must be followed or:

     |X| certificates representing the tendered shares must be received by the depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase, or the shares must be tendered pursuant to the book-entry transfer procedures set forth below and a book-entry confirmation must be received by the depositary;

     |X| the letter of transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an agent's message in connection with a book-entry transfer of shares, must be received by the depositary at one of its addresses; and

     |X| any other documents required by the letter of transmittal must be received by the depositary at one of its addresses.

     The valid tender of shares by you by one of the procedures described in this Section 7 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

     Book-Entry Transfer. The depositary has established accounts with respect to the shares at the book-entry transfer facility for purposes of the Offer. Any financial institution that is a participant in the system of the book-entry transfer facility may make book-entry delivery of shares by causing the book-entry transfer facility to transfer such shares into the depositary's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase on or prior to the expiration date, or the guaranteed delivery procedures set forth below must be complied with. REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS AMENDED AND RESTATED OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU DELIVER BY OVERNIGHT COURIER OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the letter of transmittal for shares tendered thereby if:

     |X| the letter of transmittal is signed by the registered holder(s) of shares tendered therewith and the registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal; or

     |X|  the shares are tendered for the account of an "eligible institution."

     For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program;
(ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

     Except as we describe above, all signatures on any letter of transmittal for shares tendered thereby must be guaranteed by an eligible institution. See instructions 1 and 5 to the letter of transmittal. If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made, or certificates for shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See instructions 1 and 5 to the letter of transmittal.

     Guaranteed Delivery. If you wish to tender shares pursuant to the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

     |X|  your tender is made by or through an eligible institution;

     |X| a properly completed and duly executed notice of guaranteed delivery, substantially in the form we provide, is received by the depositary, as provided below, prior to the expiration date; and

     |X| within three NYSE trading days after the date of execution of the notice of guaranteed delivery (i) certificates representing tendered shares are received by the depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase, or the shares are tendered pursuant to the book-entry transfer procedures and a book-entry confirmation is received by the depositary, (ii) the letter of transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an agent's message in connection with a book-entry transfer of shares, is received by the depositary at one of such addresses and (iii) any other documents required by the letter of transmittal are received by the depositary at one of such addresses.

     A notice of guaranteed delivery must be delivered to the depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery that is to be delivered to the depositary.

     Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 28%, unless a stockholder that holds shares:

     |X| provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information; or

     |X|  is a  corporation  or comes within other exempt  categories  and, when
          required,   demonstrates   this  fact  and  otherwise   complies  with
          applicable requirements of the backup withholding rules.

     A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each stockholder should provide the depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the letter of transmittal. Noncorporate foreign stockholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See instruction 9 to the letter of transmittal.

     Appointment. By executing a letter of transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent's message in lieu of a letter of transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the letter of transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares and other securities or rights issued or issuable in respect of such shares on or after September 10, 2004. All these proxies will be considered coupled with an interest in the tendered shares and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those shares and additional securities attributable thereto in respect of any annual, special or adjourned meeting of NRL's stockholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper. We reserve the right to require that, in order for shares to be deemed validly tendered, we must be able, immediately on our acceptance for payment of those shares, to exercise full voting, consent and other rights with respect to those shares and the additional securities attributable thereto, including voting at any meeting of stockholders or acting by written consent without such a meeting.

     Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the expiration date such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("equivalent securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such equivalent securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to us that (a) the stockholder has a "net long position" in shares or equivalent securities being tendered within the meaning of Rule 14e-4, and (b) the tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

     Determination of Validity. WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

     Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the transfer agent for the shares, Bank of New York, at 1-800-524-4458. The transfer agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

SECTION 8.  WITHDRAWAL RIGHTS.

     Except as this Section 8 otherwise provides, tenders of shares made pursuant to the Offer are irrevocable. You may withdraw shares that you have previously tendered pursuant to the Offer according to the procedures we describe below at any time prior to the time the shares have been accepted for payment as provided in the Offer.

     For a withdrawal to be effective, a written notice of withdrawal must:

     |X| be received in a timely manner by the depositary at one of its addresses set forth on the back cover of this Amended and Restated Offer to Purchase; and

     |X| specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

     If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

     If shares have been delivered in accordance with the procedures for book-entry transfer as set forth in "THE OFFER -- Section 7," any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

     Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the expiration date by again following one of the procedures described in "THE OFFER -- Section 7."

     We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 9.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

     Taxable Transaction. Your receipt of cash for shares in our Offer will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

     Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in the Offer and your adjusted tax basis in the shares you sold in the Offer. Gain or loss will be calculated separately for each share tendered and purchased under the Offer.

     If you hold shares as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year. If you are an individual, long-term capital gains will be eligible for a maximum federal income tax rate of 15%. Under present law, the ability to use capital losses to offset ordinary income is limited. You should consult your tax advisor in this regard.

     The foregoing discussion may not be applicable with respect to holders of shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations, employee benefit plans and financial institutions. In addition, the foregoing discussion may not apply to a holder of shares in light of individual circumstances, such as holding shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. We base this discussion on present law, which is subject to change, possibly with retroactive effect. In addition, the foregoing does not address state, local or foreign tax laws that may be applicable.

     THE SUMMARY OF TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

     Backup Withholding. Some non-corporate stockholders may be subject to backup withholding at a 28% rate on cash payments they receive under the Offer unless certain information is provided to the depositary or an exemption applies. See "THE OFFER -- Section 7."

SECTION 10.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     The shares are traded on the NYSE under the symbol "NRL." The following table sets forth the high and low sales prices per share as reported by the NYSE for the two-year period ending on March 31, 2005, based on published financial sources.


                                                                                                   High            Low

Year Ended December 31, 2003:
Second Quarter                                                                                     $ 16.93        $ 15.02
Third Quarter                                                                                      $ 16.85        $ 16.00
Fourth Quarter                                                                                     $ 18.85        $ 16.66

Year Ended December 31, 2004:
First Quarter                                                                                      $ 19.98        $ 18.29
Second Quarter                                                                                     $ 20.14        $ 14.85
Third Quarter                                                                                      $ 20.50        $ 17.54
Fourth Quarter                                                                                     $ 21.85        $ 19.60

Year Ending December 31, 2005:
First Quarter                                                                                      $ 21.57        $ 18.50

     On May 20, 2005, the last reported sales price of the shares reported by the NYSE was $20.10. We urge stockholders to obtain a current market price. On May 20, 2005, NRL indicated that its net asset value per share was $23.52.

     Dividends and Distributions. NRL's publicly announced policy is to declare quarterly and pay monthly stable distributions to holders of shares. In an effort to maintain a stable distribution amount, NRL has stated that its distributions to holders of shares have historically been funded through a mixture of net investment income, realized gains and paid-in capital. In addition, NRL may pay distributions in excess of those required by its stable distribution policy to avoid excise tax or to satisfy the requirements of Subchapter M of the Internal Revenue Code. NRL has declared quarterly and paid monthly distributions to holders of shares in the amount of $0.115 per share in each month beginning with January 2003. Dividends and distributions to NRL's preferred stockholders are accrued and determined according to the dividend and distribution rights of the preferred stockholders fixed under NRL's Articles of Incorporation. We do not currently intend to propose any changes to NRL's current distribution policy, although changes to NRL's current distribution policy may be necessary if NRL's investment policies are changed as we intend to propose.

SECTION 11.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES.

     Our purchase of shares under the Offer may reduce the number of holders of shares and will reduce the number of shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of, and increase the volatility of market prices of, the remaining shares the public holds. However, we cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

     The continued listing of the shares on the NYSE is subject to compliance with the listing requirements of the NYSE. In accordance with NYSE's published guidelines, the shares would not meet the criteria for continued listing on the NYSE if, among other things, the average market capitalization of NRL over 30 consecutive trading days is below $15.0 million or if NRL ceases to maintain its closed-end status. We do not believe that the Offer would adversely affect the continued listing of the shares on the NYSE. In addition, so long as NRL is a registered investment company, the shares are not eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

SECTION 12.  CERTAIN INFORMATION CONCERNING NRL.

     The information concerning NRL contained in this Amended and Restated Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of the Trust, the information agent or the depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by NRL to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Trust, the information agent or the depositary.

     According to NRL's annual report filed with the SEC for the fiscal year ended October 31, 2004, NRL was organized as a Maryland corporation on September 11, 2002 as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The principal executive offices of NRL are located at 605 Third Avenue, 2nd Floor, New York, New York 10158-0180, and its telephone number is (212) 476-8800. According to NRL's registration statement on Form 8-A12B filed with the SEC on May 16, 2005, as of May 13, 2005 there were 4,157,116.626 shares outstanding.

     NRL is subject to the informational filing requirements under the 1940 Act and the Exchange Act and is required to file annual and semi-annual reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information NRL files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

SECTION 13.  DIVIDENDS AND DISTRIBUTIONS.

     Changes in Capitalization. If, on or after May 23, 2005, NRL should (a) split, combine or otherwise change the shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding shares or other securities or (c) issue or sell additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of "THE OFFER -- Section 14," we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased. If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent, or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days.

     Dividends and Distributions - Generally. If, on or after May 23, 2005, NRL should declare or pay any cash dividend (other than NRL's regular monthly distributions of $0.115 per share) or other distribution on the shares, or issue, with respect to the shares, any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the shares purchased pursuant to the Offer to us or our nominees or transferees on NRL's stock transfer records, then, subject to the provisions of "THE OFFER -- Section 14," (i) the Offer price will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price for the shares or deduct therefrom the amount or value thereof, as we determine in our sole discretion. The provisions of the preceding sentence will also apply to rights distributed by NRL on May 18, 2005 pursuant to that certain Rights Agreement dated as of May 13, 2005 between NRL and The Bank of New York, as Rights Agent.

     Regular Monthly Distributions. NRL has publicly announced that it intends to declare and pay monthly distributions of $0.115 per share to holders of record of shares. Tendering your shares will not affect your right to receive payment for these monthly distributions.

SECTION 14.  CONDITIONS TO THE OFFER.

     Notwithstanding any other term of the Offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (which relates to our obligation to pay for or return tendered shares promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, shares tendered, and we may amend the Offer or terminate the Offer and not accept for payment any tendered shares if at any time prior to the expiration of the Offer any of the following events shall be determined by us to have occurred:

     1) any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, or prospects of NRL which, in our sole judgment, does or may have a materially adverse effect on NRL or us or any of our affiliates, or we shall have become aware of any fact that, in our sole judgment, does or may have a material adverse effect on the value of the shares;

     2) there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer,
          (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares,
          (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to the NRL stockholders, (iv) would or might prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits to us thereof, including the exercise of voting or other stockholder rights with respect to the shares pursuant to the Offer or the receipt of any distributions or other benefits of ownership of the purchased shares to which owners of shares are entitled generally, (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, or prospects of NRL, or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our sole judgment, might adversely affect us, NRL or any of our affiliates or the value of the shares;

     3) any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or NRL or any of our affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our sole judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder,
          (ii) would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including the exercise of voting or other stockholder rights with respect to the shares purchased pursuant to the Offer or the receipt of any distributions or other benefits of ownership of the purchased shares to which owners of shares are entitled generally, or (iii) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, or prospects of us or NRL or any of our affiliates;

     4) there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market, for a period in excess of three hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our sole judgment, might adversely affect, the extension of credit by banks or other financial institutions, (iii) a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) the commencement of, or a significant expansion in any currently ongoing, war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States, or any attack on, or outbreak or act of terrorism involving, the United States, (v) a material decrease, in our reasonable judgment, in the market price for the shares or in the general level of market prices for equity securities in the United States, (vi) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which NRL does business that could, in the sole judgment of the Trust, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, or prospects of NRL, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our sole judgment, a material acceleration or worsening thereof;

     5) NRL shall have (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding shares or other securities or other equity interests, (iii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional shares, other than shares issued or sold pursuant to NRL's dividend reinvestment plan in effect on September 10, 2004, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of NRL other than in connection with NRL's publicly disclosed stable monthly dividend policy as in effect on May 23, 2005, (v) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (vi) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the Trust's sole opinion, could adversely affect either the value of NRL or the value of the shares, or (vii) amended or authorized or proposed any amendment to its articles of incorporation or bylaws, or the Trust shall become aware that NRL shall have proposed or adopted any such amendment which shall not have been previously disclosed;

     6) a tender or exchange offer for any shares of the capital stock of NRL shall have been made or publicly proposed to be made by another person, or it shall have been publicly disclosed or we shall have learned that (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, more than five percent of any class or series of capital stock of NRL (including the shares), or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of any class or series of capital stock of NRL (including the shares) other than acquisitions for bona fide arbitrage purposes and other than acquisitions by any person, entity or group which has publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto on file with the SEC on or prior to May 23,
          2005), (ii) any such person, entity or group which has publicly disclosed such ownership prior to such date shall have acquired or proposed to acquire more than one percent of any class or series of capital stock of NRL (including the shares) or shall have been granted any option or right to acquire more than one percent of any class or series of capital stock of NRL (including the shares), (iii) any new group shall have been formed which beneficially owns more than five percent of any class or series of capital stock of NRL (including the shares), (iv) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for any shares or other business combination with or involving NRL or (v) any person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire NRL or assets or securities of NRL);

     7) legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our sole judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates; or

     8) any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion, which, in our sole judgment, in any such case, and regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     Each of the following actions taken by NRL, and the authorization of each of the following actions by NRL's board of directors (collectively, the "Existing Breaches"), constitutes an event that, pursuant to one or more of the numbered clauses of the preceding sentence, permits us to postpone the acceptance for payment of and payment for, shares tendered, and to amend the Offer or terminate the Offer and not accept for payment any tendered shares:

     |X| the issuance by NRL of 139,535 shares to Neuberger Berman, LLC, a sub-adviser to NRL, at the then current net asset value per share for an aggregate of $3.0 million;

     |X| the election by NRL to become subject to the Maryland Control Share Acquisition Act as well as the Maryland Business Combination Act effective immediately after the issuance of shares to Neuberger Berman, LLC;

     |X| the announcement, commencement and consummation of NRL's issuer tender offer for 943,704 shares at a price of $20.00 per share;

     |X| the adoption of each of three Rights Agreements between NRL and the Bank of New York as Rights Agent dated as of September 23, 2004, January 18, 2005 and May 13, 2005, respectively, and the declaration and payment of dividends of rights under those agreements; and

     |X| the commencement of a lawsuit against us seeking to enjoin us from consummating our Offer on the basis that we allegedly made material false statements and omissions in our Offer to Purchase, and claiming that our ownership of more than 3% of NRL's outstanding voting stock violates the Investment Company Act of 1940.

     We have determined not to rely on the announcement, commencement or consummation of NRL's self tender offer described above as grounds for avoiding or delaying our obligation to accept for payment and pay for tendered shares, or to amend the Offer or terminate the Offer and not accept for payment any tendered shares. However, we reserve our rights to postpone the acceptance for payment of and payment for, shares tendered, and to amend the Offer or terminate the Offer and not accept for payment any tendered shares at any future date as a result of the occurrence of any of the other Existing Breaches.

     All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by NRL) or may be waived by us in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer. Any determination by us concerning the events described in this Section 14 will be final and binding upon all parties.

SECTION 15.  CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 15, based on a review of publicly available filings NRL has made with the SEC and other publicly available information concerning NRL, we are not aware of any license or regulatory permit that appears to be material to the business of NRL and that might be adversely affected by our acquisition of shares as contemplated by the Offer, or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of shares by us as contemplated by the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request NRL to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any shares tendered. See "THE OFFER -- Section 14."

     Litigation Regarding the Offer. NRL has commenced a lawsuit against us in the United States District Court for the District of Maryland seeking to enjoin us from consummating our Offer on the basis that we allegedly made material false statements and omissions in our Offer to Purchase, and claiming that our ownership of more than 3% of NRL's outstanding voting stock violates the Investment Company Act of 1940. We have filed certain counter claims against NRL and its directors in this litigation. See "THE OFFER - Section 3."

     Provisions of Maryland Law. Maryland has adopted a Control Share Acquisition Act (the "Control Share Act"), which provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by stockholders at a special meeting by a vote of two-thirds of the votes entitled to be cast on the matter (excluding shares owned by the acquiror and by officers or by directors who are employees of the corporation). Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within certain statutorily-defined ranges (one-tenth but less than one-third, one-third but less than a majority, and more than a majority of the voting power).

     As a closed end investment company registered under the Investment Company Act of 1940, NRL is exempt from the Control Share Act unless its board of directors adopts a resolution electing to be subject to the Control Share Act. Further, any resolution by NRL's board of directors electing to cause NRL to become subject to the Control Share Act is not effective with respect to any person who became a holder of control shares before the time that the resolution is adopted. NRL has indicated that NRL's board of directors elected to subject NRL to the Control Share Act on September 22, 2004, effective immediately after the issuance by NRL of 139,535 shares to Neuberger Berman, LLC. The legality of the issuance of shares to Neuberger Berman, LLC and the applicability of the Control Share Act to us are issues involved in our litigation with NRL. Although we do not believe that the issuance of shares to Neuberger Berman, LLC is valid or that the Control Share Statute applies to us, the district court has not yet issued a final judgment regarding these matters and there can be no assurance that the district court will agree with our position.

     Maryland has also adopted a Business Combination Act (the "Business Combination Act"), which prohibits an interested stockholder of a Maryland corporation from engaging in a business combination with the corporation for a period of five years after the most recent date on which the interested stockholder became an interested stockholder. An interested stockholder is a stockholder that holds ten percent or more of the voting power of the outstanding stock of the corporation, and a business combination is generally defined to include a merger, consolidation, share exchange, sale of a substantial amount of assets, a transfer of the corporation's securities and similar transactions to or with the interested stockholder or an entity affiliated with the interested stockholder.

     As a closed end investment company registered under the Investment Company Act of 1940, NRL is exempt from the Business Combination Act unless its board of directors adopts a resolution electing to be subject to the Business Combination Act. Further, any resolution by NRL's board of directors electing to cause NRL to become subject to the Business Combination Act is not effective with respect to any person who became an interested stockholder before the time that the resolution is adopted. NRL has indicated that NRL's board of directors elected to subject NRL to the Business Combination Act on September 22, 2004, effective immediately after the issuance by NRL of 139,535 shares to Neuberger Berman, LLC. The legality of the issuance of shares to Neuberger Berman, LLC is an issue involved in our litigation with NRL, and it will affect whether or not the Business Combination Act applies to us. Although we believe that the issuance of shares to Neuberger Berman, LLC was invalid and that consequently the Business Combination Act does not apply to us, the district court has not yet issued a final judgment regarding these matters and there can be no assurance that the district court will agree with our position. We have no current plans to seek to engage in any transaction with NRL that we believe would constitute a business combination.


     Other State Takeover Statutes. NRL may be deemed to conduct business in a number of other states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer and have not complied with any such laws. Should any person seek to apply any such state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment any shares tendered. See "THE OFFER -- Section 14."

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. We have concluded that the purchase of shares pursuant to the Offer is not subject to such requirements and, as a result, believe the Offer can be consummated in compliance with federal and state antitrust laws.

     Appraisal Rights. There are no appraisal or dissenter's rights available in connection with the Offer.

SECTION 16.  CERTAIN FEES AND EXPENSES.

     We have retained MacKenzie Partners, Inc., to act as the information agent and The Colbent Corporation to serve as the depositary in connection with the Offer. The information agent and the depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws. The information agent may contact NRL stockholders by mail, facsimile or personal interviews and may request banks, brokers, dealers, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners of the shares.

     We will not pay any fees or commissions to any broker or dealer or other person, other than the depositary and the information agent, in connection with the solicitation of tenders of shares under the Offer. We will reimburse banks, brokers, dealers, trust companies and other nominees on their request for customary mailing and handling expenses they incur in forwarding material to their customers.

     We have incurred and expect to incur legal expenses in connection with litigation commenced as a result of the defensive actions taken by NRL's board in response to our Offer.

SECTION 17.  MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Trust by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, that information or representation must not be relied on as having been authorized.


     We filed with the SEC a Schedule TO dated September 10, 2004, an Amendment No. 1 to Schedule TO dated October 1, 2004, an Amendment No. 2 to Schedule TO dated October 7, 2004, an Amendment No. 3 to Schedule TO dated October 14, 2004, an Amendment No. 4 to Schedule TO dated October 26, 2004, an Amendment No. 5 to Schedule TO dated November 5, 2004 and an Amendment No. 7 to Schedule TO dated May 24, 2005, under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file additional amendments thereto. That schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in "THE OFFER -- Section 12" with respect to information concerning NRL.



                                                          LOLA BROWN TRUST NO.1B
May 24, 2005

                                                                      SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
              BADLANDS AND TRUSTEES OF THE SOLE MEMBER OF BADLANDS

     The following table sets forth the name, address, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each member of the board of managers and executive officer of Badlands and of Laura Tatooles and Dr. Brian Sippy, who are trustees of the Stewart Trust, the sole member of Badlands (including the name and principal business and address of each corporation or other organization in which the occupation, position, office or employment of such person was conducted, to the extent not set forth in "THE OFFER - Section 1").

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
        NAME; ADDRESS              POSITION WITH BADLANDS                            DURING THE PAST FIVE YEARS
        -------------              ----------------------                            --------------------------
Stephen C. Miller                President & Member of the    |X|      Of Counsel with Krassa & Miller LLC, a law firm whose
1680 38th Street #800             Board of Managers since              principal business address is 1680 38th Street #800, Boulder,
Boulder, CO 80301                      December 2004                   CO 80301, from 1991 to present
                                                              |X|      President and General Counsel of BIA from 1999 to present
                                                              |X|      Manager of FAS from 1999 to present
                                                              |X|      Vice President of SIA from 1996 to present
                                                              |X|      Director of BIF from 2002 to October 15, 2004
                                                              |X|      President of BIF from 2002 to present
                                                              |X|      Director of BTF from 1999 to October 15, 2004
                                                              |X|      President of BTF from 1999 to present
                                                              |X|      Director of FF from 2003 to October 15, 2004
                                                              |X|      President of FF from 2003 to present
                                                              |X|      Officer of various other entities related to Mr. Horejsi
                                                              |X|      Vice President and Director of Badlands Trust Company,a South
                                                                       Dakota corporation, from 1997 until its dissolution
                                                                       on December 9, 2004

Ron Kukes                          Member of the Board of     |X|      President, Chief Executive Officer and a director of Alaska
3601 C. Street, Suite 600       Managers since May 10, 2005            First Bank & Trust, National Association from 1991 to present
Anchorage, AK 99503

Larry L. Dunlap                    Member of the Board of     |X|      President, Salina Auto Parts, Inc. from 1960 to July 2004
P.O. Box 121                    Managers since December 2004           (since retired)
Salina, KS 67402                                              |X|      Director of Badlands Trust Company, a South Dakota
                                                                       corporation, from 1997 until its dissolution on December 9,
                                                                       2004

Laura Tatooles                     Member of the Board of     |X|      Homemaker
607 Marian Square               Managers since May 10, 2005
Oak Brook, IL 60523                (also a trustee of the
                                  Stewart Trust, the sole
                                    member of Badlands)

Laura Rhodenbaugh               Treasurer and Member of the   |X|      Executive Assistant at FAS from 1999 to present
Fund Administrative Services      Board of Managers since     |X|      Treasurer of Badlands Trust Company, a South Dakota
200 S. Santa Fe, Suite 4               December 2004                   corporation, from 1997 until its dissolution on December 9,
Salina, KS 67401                                                       2004

Stephanie J. Kelley               Secretary since December    |X|      Secretary of BIF from 2002 to present
1680 38th Street #800                       2004              |X|      Secretary of FF from 2003 to present
Boulder, CO 80301                                             |X|      Assistant Secretary and Assistant Treasurer of various other entities related to Mr. Horejsi
                                                              |X|      Employee of FAS from 1999 to present

Brian D. Sippy, MD PhD              None (Trustee of the      |X|      Medical doctor (opthamologist) and Affiliate Faculty at the
7265 Old Grant Creek Road         Stewart Trust, the sole              University of Montana School of Pharmacy from 2003 to present
Missoula, MT 59808                  member of Badlands)       |X|      Associate, Vitreoretinal Service, Emory Eye Center, Atlanta,
                                                                       GA from 2001 to 2003.
                                                              |X|      Volunteer Faculty, VAMC and Grady Memorial Hospitals, Atlanta
                                                                       GA from 2000 to 2003
                                                              |X|      Associate, Comprehensive Opthalmology, Emery Eye Center,
                                                                       Atlanta GA  (Fall 2000)
                                                              |X|      Trustee of Mildred Horejsi Trust from 2002 to present


Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of NRL or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:
                                [GRAPHIC OMITTED]



                             The Colbent Corporation


                 By Mail:                               By Overnight Courier:                              By Hand:
          The Colbent Corporation                      The Colbent Corporation                     The Colbent Corporation
          Attn: Corporate Actions                      Attn: Corporate Actions                     Attn: Corporate Actions
                POB 859208                               161 Bay State Drive                         161 Bay State Drive
          Braintree MA 02185-9208                        Braintree MA  02184                         Braintree MA  02184


                                  By Facsimile:
                                 (781-380-3388)

                         Confirm Facsimile Transmission:
                             (781-843-1833 Ext. 200)


     Questions and requests for assistance may be directed to the information agent at its address and telephone numbers listed below. Additional copies of this Amended and Restated Offer to Purchase, the letter of transmittal and other tender offer materials may be obtained from the information agent, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.



                     The Information Agent for the Offer is:
                               [GRAPHIC OMITTED]
                            MACKENZIE PARTNERS, INC.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                           (800) 322-2885 (Toll Free)

                       E-MAIL: proxy@mackenziepartners.com